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EXHIBIT (k)(6)

FIRST AMENDMENT TO GUARANTEE AND SECURITY AGREEMENT

        This First Amendment to Guarantee and Security Agreement (herein, the "Amendment") is entered into as of May 1, 2008, by and among FIFTH STREET FINANCE CORP., a Delaware corporation (the "Borrower"), and BANK OF MONTREAL, as Agent.

PRELIMINARY STATEMENTS

        A.    The Borrower and the Agent are parties to a certain Guarantee and Security Agreement, dated as of January 15, 2008 (the "Guarantee and Security Agreement"). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Guarantee and Security Agreement.

        B.    The Borrower and the Administrative Agent (acting at the direction of the Required Lenders) have agreed to amend the Guarantee and Security Amendment under the terms and conditions set forth in this Amendment.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.    AMENDMENT.

        Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement shall be and hereby is amended as follows:

        1.1.  The definition of "Deliver", "Delivered" or "Delivery" set forth in Section 1.2 of the Guarantee and Security Agreement (Additional Definitions) shall be amended by striking the phrase "and within thirty (30) days of the date hereof" appearing in the lead-in sentence and inserting the phrase "and at all times on and after May 15, 2008" in lieu thereof.

        1.2.  Section 5.1 of the Guarantee and Security Agreement (Control Agreements) shall be amended by striking the phrase "(subject to the definition of "Delivery" for the first thirty (30) days after the date hereof)" and inserting the phase "(subject to the definition of "Delivery" for periods prior to May 15, 2008)" in lieu thereof.

        1.3.  Section 5.5 of the Guarantee and Security Agreement (Control Agreements) shall be amended and restated in its entirety to read as follows:

            Section 5.5.    Control Agreements.    No Obligor shall open or maintain any account with any depositary, securities intermediary or commodities intermediary (other than (i) any payroll account, (ii) any withholding tax and fiduciary accounts, and (iii) any account in which the aggregate value of deposits therein, together with all other such accounts under this clause (iii), does not at any time exceed $1,000,000) unless such Obligor has notified the Agent of such account and the Agent has Control over such account pursuant to a control agreement in form and substance satisfactory to the Agent; provided that (a) proceeds of any Collateral in the Borrowing Base shall at all times be initially deposited into an account (including, without limitation, a securities account) in which the Agent has Control pursuant to a control agreement in form and substance satisfactory to the Agent and (b) upon the occurrence and during the continuation of any Default or Event of Default, upon the request of the Agent, each Obligor shall, and shall cause each depositary, securities intermediary and commodities intermediary holding or maintaining any Deposit Accounts, Securities Accounts, or Commodity Accounts for any Obligor (including, without limitation, any such accounts otherwise subject to clause (iii) of the sentence above) to, enter into such agreements with the Agent so that the Agent has Control over such accounts pursuant to a control agreement in form and substance satisfactory to the Agent.

        1.4.  Annex 3 to the Guarantee and Security Agreement shall be amended and restated in its entirety to read asset forth on Annex 3 attached hereto and made a part hereof.

SECTION 2.    CONDITIONS PRECEDENT.

        The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

        2.1.  The Borrower and the Agent shall have executed and delivered this Amendment.

        2.2.  Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Agent and its counsel.

SECTION 3.    MISCELLANEOUS.

        3.1.  The Borrower hereby acknowledges and agrees that the Liens created and provided for by the Guarantee and Security Agreement continue to secure, among other things, the Secured Obligations; and the Guarantee and Security Agreement, and the rights and remedies of the Agent and the Lenders thereunder, the obligations of the Borrower thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the Liens created and provided for by the Guarantee and Security Agreement as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

        3.2.  Except as specifically amended herein, the Guarantee and Security Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Guarantee and Security Agreement, the Credit Agreement, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Guarantee and Security Agreement, any reference in any of such items to the Guarantee and Security Agreement being sufficient to refer to the Guarantee and Security Agreement as amended hereby.

        3.3.  The Borrower agrees to pay on demand all reasonable costs and expenses of or incurred by the Agent in connection with the negotiation, preparation, execution and delivery of this Amendment and the other instruments and documents to be executed and delivered in connection herewith, including the fees and expenses of counsel for the Agent.

        3.4.  This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of an Adobe Portable Document Format File (also known as an "PDF" file) shall be effective as delivery of a manually executed counterpart hereof. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Illinois (without regard to principles of conflicts of laws).

[SIGNATURE PAGE TO FOLLOW]

        This First Amendment to Guarantee and Security Agreement is entered into as of the date and year first above written.

FIFTH STREET FINANCE CORP.
By

Name

Title

        Accepted and agreed to.

BANK OF MONTREAL, as Agent
By

Name

Title

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FIRST AMENDMENT TO GUARANTEE AND SECURITY AGREEMENT
PRELIMINARY STATEMENTS